News Announcement

IntegraMed® Partners With

The University of Maryland School of Medicine

ROCKVILLE, MD & PURCHASE, NY — October 14, 2009 -- IntegraMed America, Inc. (NASDAQ: INMD), the nation’s leading manager of specialty outpatient healthcare facilities in the emerging, technology-focused medical niches of fertility and vein care, today announced that through its fertility partner practice, Shady Grove Fertility based in Rockville, MD, it has entered into an agreement with the University of Maryland School of Medicine to partner with and manage its Reproductive Endocrinology & Fertility Services (REFS) division located in Baltimore, MD. Under the agreement, Shady Grove Fertility will employ Dr. Howard McClamrock and manage the residency and medical education and training program for the department. Financial details of the transaction were not disclosed.

The agreement allows clinicians, students and patients to continue to access the University of Maryland’s REFS clinic and personnel while also providing access to Shady Grove’s extensive fertility practice, Ambulatory Surgery Center (ASC) and Embryology Laboratory. Prior to the REFS transaction, Shady Grove had 11 full-service locations, 22 physicians and over 370 staff members. Shady Grove’s ASC and embryology laboratory are equipped with the very latest technology and are fully accredited by AAAHC and Joint Commission on Healthcare (JCAHO) respectively.

Fertility Services at the University of Maryland School of Medicine are led by Dr. Howard McClamrock. Dr. McClamrock will continue to be the Chief of the Division of Reproductive Endocrinology and Infertility. Dr. McClamrock is board certified in both Obstetrics and Gynecology as well as Reproductive Endocrinology. His special interest is in vitro fertilization and techniques to improve pregnancy outcomes. Dr. McClamrock received his Medical Degree from the University of North Carolina at Chapel Hill and completed his residency at the University of Maryland Medical Center, Obstetrics and Gynecology, as well as a fellowship at University of Maryland Medical Center, Reproductive Endocrinology.

“We’re very pleased to align ourselves with IntegraMed and the exceptional team, facilities and reputation of the Shady Grove network,” said Dr. Hugh E. Mighty, chief of Obstetrics & Gynecology at the University of Maryland Medical Center and Chair of the University of Maryland School of Medicine’s Department of Obstetrics, Gynecology & Reproductive Sciences. “The agreement enables us to continue to deliver the best in enhanced patient care and satisfaction while supporting our mission to be a premier academic medical institution - all while providing a range of patient care, medical technology benefits and operational efficiencies through the affiliation with Shady Grove.”

IntegraMed America, Inc., 10/14/09	page 2

“We are very excited about the opportunity to integrate Dr. McClamrock’s team with our staff at Shady Grove and to extend our work into a medical school setting,” said Mark Segal, Chief Executive Officer of Shady Grove Fertility and Regional Vice President of IntegraMed. “Shady Grove and The University of Maryland School of Medicine share a vision for improving patient care and by joining the two organizations we are confident that patients, medical students and the medical teams and staff will be best served. We look forward to working together and bringing our state-of-the-art medical techniques to an even larger pool of patients and medical students and further consolidating our position in the Baltimore market while at the same time elevating the teaching status of the program.”

About IntegraMed America, Inc.

IntegraMed America, Inc. manages highly specialized outpatient facilities in emerging, technology-based, niche medical markets. Currently, the Company is the leading manager of fertility centers and vein clinics in the United States. IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal services, risk management and quality assurance. IntegraMed also offers treatment-financing programs for self-pay patients.

IntegraMed’s fertility network is comprised of 36 contracted centers with over 100 locations in 31 states and the District of Columbia. Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed network fertility practice. The IntegraMed Vein Care network is the leading provider of varicose vein care services in the US, operating 34 centers in 13 states, principally in the Midwest and Southeast.

Please visit our websites for more information: www.integramed.com for investor background, www.integramedfertility.com, a leading fertility portal, or www.veinclinics.com, a leading vein care portal.

About Shady Grove Fertility

Operating out of eleven full-service offices throughout the Washington, DC and Baltimore, MD metropolitan areas, Shady Grove Fertility Center is America’s largest fertility center performing approximately 4,200 in vitro fertilization (IVF) cycles, including 600 egg donation cycles and an equal number of ovulation induction and intrauterine insemination (IUI) cycles annually. Patients are cared for by a team of twenty-two reproductive endocrinologists, PhD scientists, physicians, embryologists and geneticists, supported by a highly specialized, 370-person staff. Shady Grove offers a comprehensive range of fertility treatment options including Ovulation Induction, IUI, IVF, Donor Egg and Preimplantation Genetic Diagnosis (PGD), as well as resources to comprehensively address patients’ medical, emotional, and financial needs. For patient convenience IVF retrievals and transfers are now performed in our Rockville and Baltimore locations.

CONTACT:

Investors:	Media/Investors:
John W. Hlywak, Jr., EVP and CFO	Norberto Aja, David Collins
IntegraMed America, Inc.	Jaffoni & Collins Incorporated
jhlywak@integramed.com	inmd@jcir.com
914-251-4143	212-835-8500